EXHIBIT 21




              BAIRNCO CORPORATION AND SUBSIDIARIES

                   Subsidiaries of Registrant
                      as of March 27, 2000


                                   Percentage    State/Country of
                                   Ownership     Incorporation


Arlon, Inc.                        100%          Delaware
Kasco Corporation                  100%          Delaware
Bairnco Foreign Sales Corporation  100%          Barbados
MII International, Inc. (1)        100%          Delaware
Arlon Adhesives & Films, Inc. (1)  100%          Texas
Arlon Partners, Inc. (1)           100%          Delaware
Arlon Signtech, Ltd. (1)           100%          Texas
Bertram & Graf Gmbh (1)            100%          Germany
Atlantic Service Co. Ltd. (1)      100%          Canada
Atlantic Service Co. (UK) Ltd. (1) 100%          United Kingdom
EuroKasco S.A. (1)                 100%          France





(1) Indirect wholly-owned subsidiary of Bairnco Corporation.